Exhibit 99.1

Contact:

Helen Rotherham

Investor Relations

(949) 699-4804

THE WET SEAL, INC. REPORTS RECEIPT OF

CONSOLIDATED CLASS ACTION COMPLAINT

FOOTHILL RANCH, CA, January 31, 2005 — Specialty retailer the Wet Seal, Inc. (NASDAQ: WTSLA) had previously reported that various class actions had been brought against the Company, as well as certain former directors, and former and current officers of the Company. The Company further announced today that it had received the court appointed, lead plaintiffs’ Consolidated Class Action Complaint, filed in the United States District Court for the Central District of California, which consolidates all of the previously reported class actions.

In summary, the complaint alleges that the defendants, including the Company, violated the federal securities laws by making material misstatements of fact or failing to disclose material facts during the class period concerning its prospects to stem ongoing losses in its Wet Seal division and return that business to profitability.

The complaint also alleges that certain former directors and La Senza Corporation, a Canadian company controlled by them, unlawfully utilized material non-public information in connection with the sale of the Company’s stock by La Senza.

The complaint seeks class certification, compensatory damages, interest, costs, attorney’s fees and injunctive relief. At the appropriate time, the Company intends to move to dismiss the consolidated complaint.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 453 stores in 47 states, the District of Columbia and Puerto Rico, including 359 Wet Seal stores and 94 Arden B. stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.